EXHIBIT 99
PRESS RELEASE

Gavella Corp.
215 West Main Street
Maple Shade, New Jersey 08052

FOR MORE INFORMATION, CONTACT:
Harry J. Santoro, President
Apta Holdings, Inc.
(856) 667-0600   Fax: (856) 727-0218


FOR IMMEDIATE RELEASE

GAVELLA CORP. CONSUMMATES $4,000,000 REFINANCE

Maple Shade, New Jersey (PR Newswire)   November 10, 2003   Gavella Corp.
(OTCBB:  GVLA)

On November 7, 2003, Bartram Holdings, Inc., a wholly owned subsidiary of Gavella Corp. consummated a $4,000,000 refinance transaction in which our former first and second mortgage loans were paid off. The new mortgage bears a fixed interest rate of 4.875% per annum for the first seven years of the loan term and will be amortized based on a 30 year term. The interest rate shall be adjusted annually beginning on the seventh anniversary date of the Note. The interest rate shall increase or decrease based upon the "Prime Rate" as published in the New York Times as of ninety days prior to the first change date, plus 2.50%. The loan shall have a minimum interest rate of 4.875% and a maximum interest rate of 16.00%. The unpaid principal balance will become due and payable on November 6, 2015.

The new mortgage note also contains a provision that will allow the Company to borrow additional sums in the future, up to 75% of the appraised value of the underlying real estate.

As previously announced, Gavella plans to spin off Bartram Holdings, Inc. Gavella plans to distribute to its shareholders one share of Bartram common stock for each share of Gavella common stock owned by shareholders of record as of a date to be determined by Gavella's Board of Directors after all regulatory approvals have been obtained. It is anticipated that Gavella will retain approximately 8% of the Bartram shares after the distribution.

Gavella will benefit as a result of this transaction due to the fact that Bartram will repay to Gavella $60,000 in intercompany debt in the fourth quarter, and is expected to pay an additional $50,000 in 2004. It will also benefit indirectly as a shareholder of Bartram.

After the spin-off of Bartram Holdings, Inc., Gavella shall be in the business of investing in and providing consulting services to small, established companies with defined growth plans.

Certain statements made in this Press Release are "forward looking statements". Without limiting the generality of the foregoing, such information can be identified by the use of forward-looking terminology such as "anticipate", "will", "would", "expect", "intend", "plans to" or "believes", or other variations thereon, or comparable terminology. Actual results, performance or developments may differ materially from those expressed or implied by such forward-looking statements as a result of market uncertainties or industry factors. Gavella Corp. disclaims any obligation or responsibility to update any such forward-looking statements.